NON-EXCLUSIVE SOURCE CODE AGREEMENT
Between

CATUITY INC., a Delaware Corporation
and

ORIGINAL INK LLC, a Virginia limited liability company

This Unlimited, Non-Exclusive Source Code License Agreement (“the Agreement”) is made and entered into as of 31 October 2007 by and between Catuity Inc, a Delaware Corporation (“Catuity”), and Original Ink LLC, a Virginia Limited Liability company (“Original Ink”).

RECITALS

Original Ink is owned and controlled by Alfred H. (John) Racine, a resident of the Commonwealth of Virginia and an executive and director of Catuity Inc.

Catuity desires to grant a license in its software and source code commonly known as the Catuity Advanced Loyalty System and Original Ink desires the right to use, modify and license, sell or otherwise transfer the software and source code for his own business purposes under the terms and conditions set forth in this Agreement.

The Board of Directors of ratified, confirmed, and approved the grant of license to Original Ink pursuant to the terms of this Agreement.

NOW, THEREFORE, for an in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to as follows:

I.	NON-EXCLUSIVE LICENSE TO THE SOFTWARE

1.1 Non-Exclusive License of Software. Catuity hereby acknowledges and agrees that Original Ink has and is hereby granted a world-wide, paid-up, perpetual, royalty-free, non-exclusive, transferable license to use, modify, alter, enhance, sublicense, and distribute, and create derivative works of the Software. This license is and shall be unlimited in scope and use, and includes, but is not limited to, (i) the right of Original Ink to use the Software in its own internal data processing operations, wherever located and without respect to the type or machine class of hardware used, (ii) to make an unlimited number of copies of the Software, and (iii) the unlimited and unrestricted right to license and sublicense and distribute any and all present and future versions of the Software. Original Ink shall own all right, title and interest in and to all modifications, alterations, enhancements and derivative works of the Software and no license to any such modification, alterations, enhancements and derivative works are granted to Catuity.

a. The license acknowledged and granted hereunder includes the right to allow third party maintenance vendors of Original Ink, as well as third party maintenance vendors of any party granted a sublicense of the Software, to use the Software in connection with performing maintenance or technical support or services of any sort or description.

b. All sublicenses of the Software granted by Original Ink may be on such terms and conditions as Original Ink shall in its sole discretion determine necessary or proper. Original Ink will be under no duty to report to or notify Catuity of any such grant of a sublicense nor to disclose the terms of any such sublicense.

c. The license hereby acknowledged and granted is a license to use, modify, alter, enhance, and create derivative works of the source code of the Software. Original Ink has and shall have the right to contract with any third party to assist it in the modification, alteration, and enhancement of the Software and in the creation of derivative works of the Software. Original Ink has and shall have all right title and interest in and ownership of any such modifications, alterations, enhancements, and derivative works and all copyrights therein without the payment of any amount, fee, additional payment, or royalty.

d. In addition to using the Software for Original Ink’s own internal data processing operations, the license acknowledged and granted hereunder is a license for use of the Software for commercial time-sharing arrangements and for providing service bureau, data processing, rental, and other services to third parties.

e. The license acknowledged and granted hereunder shall include the right to sublicense and package the Software to third parties in conjunction with any Original Ink product. Original Ink may also appoint third parties to sell or license the Software on its behalf.

1.2 Exclusions. Catuity retains the right to license, sell or otherwise transfer its Software to other third parties.

LICENSE FEE

2.1	License Fee. Catuity hereby acknowledges receipt of the one-time license fee of $10,000 for the grant of license hereunder.

2.2
Royalties. For a period of three years, Catuity will be entitled to 1% of licensing revenue generated by the licensee or successor licensee. Payment shall be made on a quarterly basis and Catuity shall have access to the books and records of the licensee in order to determine compliance with this royalty.

REPRESENTATIONS AND WARRANTIES

Both parties to this Agreement provide the following mutual representations and warranties as of the date of this Agreement:

3.1
Power and Authority. Both parties have all requisite power and authority to enter into this Agreement and to consummate this Agreement, and to carry out and perform all terms and conditions of this Agreement. Catuity warrants that it knows of no claims or encumbrances against all or part of the software included under this agreement.

3.2
Consents. No consent, approval, or authorization of, designation, declaration or filing with any governmental agency or any lender, lessor, creditor, landlord or other person is required in connection with the execution, delivery, performance of or compliance with this Agreement and the transaction contemplated in this Agreement.

3.3
Non-Contravention. Neither the execution, delivery, performance of or compliance with this Agreement, no any other action contemplated by this Agreement or such other agreements, will (i) violate, conflict with, or constitute a default or breach under the governing documents of either party; (ii) constitute a violation by Catuity of any requirement of law; or (iii) result, or with the passage of time will result, in any breach or violation of, or be in conflict with, or constitute a default, or give to any person any rights of termination or cancellation of, or accelerate the performance required by or maturity of, any contract or any other document or instrument binding on or affecting either party.

3.4	Costs of the Agreement. Each party is responsible for its own costs in connection with the preparation and execution of this Agreement.

3.5
No Time Bombs, Etc. Catuity warrants that the Software will be free of item such as “time bombs,” “logic bombs”, “computer viruses”, “worms”, or any intentionally implanted devices of a like or similar nature which might detrimentally affect the functionality or operation of the Software.

3.6	Post-Effective Date Covenants. Neither party will take any actions after the Effective Date that will materially alter the benefit received by the other.

3.7	Title to Software. Catuity warrants that it owns all right, title, and interest in an to the Software free of all liens, claims, encumbrances, and licenses.

DELIVERIES

4.1 Catuity Deliveries. Promptly following execution of this Agreement, Catuity shall deliver or cause to be executed or delivered a complete copy of Version 4.5 of all components of the Software, the Source of which shall be in electronic format.

INDEMNIFICATION

5.1 Indemnification. Both parties agree to indemnify, defend and hold harmless the other party from and against any and all claims, damages, liabilities, losses and expenses (“Losses”) caused by, arising out of or relating to:

(a)
any misrepresentation or breach of any representation, warranty, covenant or agreement contained in this Agreement or in any agreement or instrument executed and delivered or provided or caused to be provided by or on behalf of either party or in connection with the transactions and transfers contemplated by this Agreement; and

(b)	any and all actions, suits, proceedings, demands, assessments, judgments, cost and expenses, including actual attorneys’ fees, incidental to any of the foregoing.

5.2 Notice. Within sixty (60) days after learning of the assertion of any claim against which either party claims indemnification (“Indemnitee”) pursuant to this Article 5, Indemnitee will notify the other party (“Indemnitor”) and afford Indemnitor the opportunity to assume the defense or settlement of such claim at Indemnitor’s own expense with counsel of Indemnitor’s choosing. If Indemnitee fails to notify Indemnitor within the prescribed period, then the Indemnitor will be relieved of its indemnity obligations.

5.3 Remedial Action. The parties shall each use reasonable efforts to minimize the obligation of the other to indemnify by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

5.4 Assignment of Claims. The Parties agree that upon satisfaction of the obligation to indemnify, they will assign to the Indemnitor any and all claims, cause of action and demands of whatever kind and nature which Indemnitee may have against any person, firm or other entity giving rise to the indemnified loss, and to reasonably cooperate in any efforts to recover from such person or entity.

TERMINATION

6.1 Termination. This agreement may not be terminated.

MISCELLANEOUS

7.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. Both parties consent to the jurisdiction and venue of the state or federal courts in Albemarle County, Virginia or the City of Charlottesville, Virginia.

7.2 Payment of Expenses. Each party will pay all fees and expenses, including legal and accounting fees, incurred by it in connection with the transaction contemplated in this Agreement.

7.3 Entire Agreement. This Agreement and all other documents and instruments delivered pursuant to this Agreement constitute the full and entire understanding and agreement between the parties with respect to the contemplated transaction and supersede all related prior understandings, agreements or letters of intent.

7.4 Benefit. This Agreement will be binding upon and inure to the benefit of Catuity and Original Ink, or his designee, and their permitted successors and assigns.

7.5 Amendments. Any modification or amendment to this Agreement will be effective only if in writing and executed by both parties to this Agreement.

7.6 Waiver. Waiver by any party of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent or similar breach.

7.7 Notices. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement shall be in writing and shall be deemed given if delivered, either physically or electronically, including fax or email, to the parties at the addresses set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section:

If to Catuity:	If to Original Ink
Catuity Inc.	Original Ink LLC
2340 Commonwealth Drive	622 Wilder Drive
Charlottesville, VA 22901	Charlottesville, VA 22902

7.8 Severability. If any provision of this Agreement or any agreement or instrument executed in connection with this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

7.9 Construction. Catuity and Original Ink, or his designee, acknowledge and agree that each of them has equally participated in the final wording of this Agreement and this Agreement will be construed equally against each party.

7.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement. This Agreement may be signed by facsimile or PDF signature and any facsimile or PDF signature shall be deemed an original.

7.11 No Third Party Beneficiary Rights. This Agreement is not intended to and will not benefit any Persons other than Catuity and Original Ink, or his designee, and will not create any third party beneficiary rights in any Person.

7.12 Confidentiality. The parties agree to keep in strict confidence the fact of and the content of this Agreement.

DEFINITIONS

8.1 Agreement means this non-exclusive source code license agreement, including all schedules.

8.2 7 Software means all right, title and interest in and to the Catuity loyalty and stored value software product version 4.5 in Source Code format, including terminal applications and APIs as described in the attached product descriptions circulated in the U.S. by Catuity, a documentation, including data security practices, policies and procedures and support materials, and any proprietary compliers used with respect to such software product

8.3 Effective Date has the meaning set forth in the first paragraph of this Agreement.

8.4 Excluded Software has the meaning set forth in Section 1

8.5 Indemnitee has the meaning set forth in Section 5.

8.6 Indemnitor has the meaning set forth in Section 5.

8.7 Source Code means a copy of the source code (the computer instructions in human readable computer language form on magnetic media) to the Software, including all upgrades and enhancements, plus any pertinent commentary or explanation that may be used by Catuity’s programmers, including, but not limited to those incorporated into the Software. The Source Code shall include system documentation, statements of principles of operation, and schematics, all as necessary or useful for the effective understanding, maintenance and use of the Source Code. To the extent that the development environment employed by Catuity for the development, maintenance, compilation, and implementation of the Source Code includes any device, programming, or documentation not commercially available to Original Ink on reasonable terms through readily known sources other than Catuity, the Source Code shall include all such devices, programming, or documentation. The foregoing reference to such development environment is intended to apply to any programs, including compilers, workbenches, tools, and higher-level (or proprietary) languages, used by Catuity for the development, maintenance, and implementation of the Source Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written

Catuity Inc.	Original Ink LLC

By:	By:
Clifford W. Chapman Jr.	John Racine
Director and Authorized Person	Member